EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-127737) on Form S-8 of BankFinancial Corporation of our report dated June 2, 2021, with respect  to the statements of net assets available for benefits of the BankFinancial and Subsidiaries Assoc. Investment Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of  December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of BankFinancial and Subsidiaries Assoc. Investment Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 2, 2021